Exhibit 10.1

June 24, 2023

Brian Mackey

Lexington, Kentucky

RE:         Offer of Employment

Dear Brian,

On behalf of the Board of Directors of CPS Technologies Corporation I am pleased to extend the following offer of employment to you – to lead a great Company and a great team!

Position Reporting To The Mission	President and Chief Executive Officer (CEO) Board of Directors Drive 10-15% revenue CAGR over the next five years, while increasing operating profit from 10% to 15% through organic growth.
Compensation

Your total compensation consists of base salary, bonus, stock options and employee benefits (health, life and disability insurance, 401(k) Plan, and vacation pay).

Compensation package:

●         Annual Base Salary: $300,000 paid every two weeks.

●         Bonus Target: 60% of base salary or $180,000, paid annually in lump sum.

Bonus Criteria: 40% of bonus is based on Company revenues, 40% on operating profit, 20% on performance to personal objectives mutually agreed upon with the Board of Directors.

There is 100% bonus payout for revenue criteria if Company revenues meet Annual Operating Plan revenues, 100% bonus payout for operating profit criteria if Company operating profits meet Annual Operating Plan operating profits.

The Company is, to date, “on plan” for 100% payout of revenue and operating plan bonus criteria for 2023.

In any given year, actual bonus payouts may be below, at, or above the Bonus Target based on actual performance.

Assuming bonus target is achieved, total cash compensation would be $480,000.

●         Equity: Initial award of 200,000 stock options

Stock options are incentive stock options (“ISOs”), vest over five years, have a life of ten years, the strike price is set for the life of the option at market price on the date of grant which is the date of hire.

Although stock options are “front-end loaded” in this offer to clearly align your interests with shareholder interests, it is the expectation but not promise of the Board that additional grants in the range of 20-50K options be awarded to the CEO each year assuming performance meets expectations.

Relocation Expenses:

CPS will provide a $40,000 lump sum payment to you to be used as you see fit for relocation expenses.

As CEO, your compensation is set by the Board of Directors and is reviewed and adjusted annually in the first board meeting following the end of each fiscal year, typically held in February.

Vacation

CPS has an “unlimited paid time-off policy” for salaried employees; taking time off requires supervisor approval. As CEO you use your own judgment regarding your PTO. The general expectation for senior management is that they use this policy to take approximately 4 weeks’ vacation per year. CPS also has 10 paid holidays per year.

Health and Dental Benefits

CPS’ health provider is Tufts Health Plan HMO; the dental provider is Guardian Dental Insurance. CPS pays approximately 2/3 of the total cost of insurance; the employee pays approximately 1/3 of the total cost of insurance by pre-tax payroll deductions.

Life and Disability Insurance

Life insurance of $50,000 with accidental death benefits of an additional $50,000. Long-term disability insurance with typical conditions. Premium for Life and Disability insurance paid for by CPS, no cost to employee.

401(k)

CPS maintains a 401(k) Plan for which all employees are eligible. Currently, CPS matches the first 4% of employees’ contributions. CPS reserves the right to adjust or eliminate the match based on Company financial performance.

At-Will Employment

Massachusetts is an “at-will” employment state meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice.

Employment Agreement and Change of Control Agreement

The Board of Directors of CPS commit to enter into an employment agreement and a change of control agreement with you soon after your arrival at CPS, containing the following terms:

Employment Agreement

●        The agreement will memorialize the terms found in this offer letter dated Jun 24, 2023 (probably by including it as an attachment)

●        In the event of involuntary termination without cause, or "constructive termination" without cause, the agreement will provide for severance in the form of 12 months of base salary continuation.  (In other words, the severance is one-year's base pay, and does not include bonus or stock options.)

Change of Control Agreement

●         In the event of a change of control of the Company and a "qualifying termination" the agreement will provide for 12 months of base salary continuation.  (In other words, the severance is one-year's base pay, and does not include bonus or stock options.)

Date of Hire	To be determined by mutual agreement in the near future.

Other

●        CPS has an invention assignment and non-disclosure agreement all employees sign as a condition of employment.

●        For purposes of federal immigration law, you will be required to provide CPS with documentary evidence of your identity and eligibility for employment in the United States.

●        Employment is also contingent upon verification of educational degrees and passing drug test; CPS will facilitate these two items.

Brian, we are confident you can make enormous contributions to the growth of CPS, and we are confident you would derive great satisfaction from doing so. I look forward to discussing this offer with you.

Sincerely,

/s/ Grant Bennett

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Grant Bennett

Director (on behalf of the entire Board of Directors)

Accepted and agreed to by

/s/ Brian Mackey

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Brian Mackey

Date: 6/24/2023

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